-------
FORM 5
-------
                               ANNUAL STATEMENT OF
                         CHANGES IN BENEFICIAL OWNERSHIP


     Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

     Form 3 Holdings Reported

     Form 4 Transactions Reported

1.   Name and Address of Reporting Person*

     ----------------- --------------------------------------------------------
     (Last)             Millar
     ----------------- --------------------------------------------------------
     (First)            Nelson
     ----------------- --------------------------------------------------------
     (Middle)
     ----------------- --------------------------------------------------------
     (Street)           81 Ravenhill Park
     ----------------- --------------------------------------------------------
     (City)             Belfast, Northern Ireland
     ----------------- --------------------------------------------------------
     (State)
     ----------------- --------------------------------------------------------
     (Zip)              BT6 0DG
     ----------------- --------------------------------------------------------

2.   Issuer Name and Ticker or Trading Symbol

     ----------------- --------------------------------------------------------
     (Issuer Name)      UniComp, Inc.
     ----------------- --------------------------------------------------------
     (Ticker or Trading Symbol)  UCMP
     ----------------- --------------------------------------------------------

3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)
     ----------------- --------------------------------------------------------
     (I.D. Number)
     ----------------- --------------------------------------------------------

4.   Statement for Month/Year
     ----------------- --------------------------------------------------------
     (Month)            December
     ----------------- --------------------------------------------------------
     (Year)             2001
     ----------------- --------------------------------------------------------

5.   If Amendment, Date of Original (Month/Day/Year)
     ----------------- --------------------------------------------------------
     (Month)
     ----------------- --------------------------------------------------------
     (Year)
     ----------------- --------------------------------------------------------

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     ------- ------------------------------------- ----------------------------
       X     (Director)
     ------- ------------------------------------- ----------------------------
             (Officer, Include title)

     ------- ------------------------------------- ----------------------------
             (10% Owner)

     ------- ------------------------------------- ----------------------------
             (Other, specify)

     ------- ------------------------------------- ----------------------------

7.   Individual or Joint/Group Filing (Check Applicable Line)


     ------- ------------------------------------------------------------------
        X    Form filed by One Reporting Person
     ------- ------------------------------------------------------------------


     ------- ------------------------------------------------------------------
             Form filed by More than One Reporting Person

     ------- ------------------------------------------------------------------

-------------------------------------------------------------------------------
TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-------------------------------------------------------------------------------


                                                         4. Securities Acquired (A)
                                                         or Disposed of (D)
                                                        (Instr. 3, 4, and 5)
                                                                                      5. Amount
                                                                                      of
                                                                                      Securities
                                                                                      Beneficially
                                                                                      Owned at     6. Owner-ship
                                            3. Trans                                  End of       Form:         7. Nature of
                             2.Transaction  action                                    Issuer's     Direct (D)    Indirect
                             Date           Code                                      Fiscal Year  or Indirect   Beneficial
1.Title of Security         (Month/        (Instr.                                    (Instr. 3 &  (I)           Ownership
(Instr. 3)                   Day/Year)      8)           Amount   (A) or (D)   Price  4)           (Instr. 4)    (Instr. 4)
---------------------------- -------------  ----------  -------- ------------ ------- ------------ ------------- ---------------

---------------------------- -------------  ----------  -------- ------------ ------- ------------ ------------- ---------------

---------------------------- -------------  ----------  -------- ------------ ------- ------------ ------------- ---------------

---------------------------- -------------  ----------  -------- ------------ ------- ------------ ------------- ---------------

---------------------------- -------------  ----------  -------- ------------ ------- ------------ ------------- ---------------

---------------------------- -------------  ----------  -------- ------------ ------- ------------ ------------- ---------------

---------------------------- -------------  ----------  -------- ------------ ------- ------------ ------------- ---------------

---------------------------- -------------  ----------  -------- ------------ ------- ------------ ------------- ---------------

---------------------------- -------------  ----------  -------- ------------ ------- ------------ ------------- ---------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE Instruction
4(b)(v).

------------------------------------
FORM 5 (CONTINUED)
------------------------------------

-------------------------------------------------------------------------------
  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-------------------------------------------------------------------------------

----------------- -------------- ---------------- ---------- ----------------------- ---------------------------------------
1. Title of                      3. Transaction   4.         5. Number of            6. Date Exercisable and Expiration
Derivative        2. Conversion  Date             Transac    Derivative Securities   Date (Month/Day/Year)
Security          or Exercise    (Month/Day/Year) tion Code  Acquired (A) or
(Instr. 3)        Price of                        (Instr.8)  Disposed of (D)
                  Derivative                                 (Instr. 3, 4, and 5)
                  Security



----------------- -------------- ---------------- ---------- ------- --------------- ---------------------- ----------------
                                                  Code       (A)          (D)        Date Exercisable       Expiration Date
----------------- -------------- ---------------- ---------- ------- --------------- ---------------------- ----------------
----------------- -------------- ---------------- ---------- ------- --------------- ---------------------- ----------------

----------------- -------------- ---------------- ---------- ------- --------------- ---------------------- ----------------

----------------- -------------- ---------------- ---------- ------- --------------- ---------------------- ----------------

----------------- -------------- ---------------- ---------- ------- --------------- ---------------------- ----------------

----------------- -------------- ---------------- ---------- ------- --------------- ---------------------- ----------------

----------------- -------------- ---------------- ---------- ------- --------------- ---------------------- ----------------

----------------- -------------- ---------------- ---------- ------- --------------- ---------------------- ----------------

----------------- -------------- ---------------- ---------- ------- --------------- ---------------------- ----------------

----------------- -------------- ---------------- ---------- ------- --------------- ---------------------- ----------------

----------------- -------------- ---------------- ---------- ------- --------------- ---------------------- ----------------

----------------- -------------- ---------------- ---------- ------- --------------- ---------------------- ----------------


-------------------------------------------------------------------------------
       TABLE II CONTINUED - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR
                              BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-------------------------------------------------------------------------------

----------------------------------------------- ------------- ----------------------- -------------------- -------------------------
7. Title and Amount of Underlying Securities    8. Price of   9.Number of             10. Ownership Form   11. Nature of Indirect
(Instr. 3 and 4)                                Derivative    Derivative Securities   of Derivative        Beneficial Ownership
                                                Security      Beneficially Owned at   Security: Direct     (Instr. 4)
                                                (Instr. 5)    End of Month            (D) or Indirect
                                                              (Instr. 4)              (I) (Instr. 4)
---------------------------------- ------------ ------------- ----------------------- -------------------- -------------------------
Title                              Amount or
                                   Number of
                                   Shares
---------------------------------- ------------ ------------- ----------------------- -------------------- -------------------------
UniComp, Inc.                      76,200       $.05          N/A                     D                    N/A
---------------------------------- ------------ ------------- ----------------------- -------------------- -------------------------

---------------------------------- ------------ ------------- ----------------------- -------------------- -------------------------

---------------------------------- ------------ ------------- ----------------------- -------------------- -------------------------

---------------------------------- ------------ ------------- ----------------------- -------------------- -------------------------

---------------------------------- ------------ ------------- ----------------------- -------------------- -------------------------

---------------------------------- ------------ ------------- ----------------------- -------------------- -------------------------

---------------------------------- ------------ ------------- ----------------------- -------------------- -------------------------

---------------------------------- ------------ ------------- ----------------------- -------------------- -------------------------

---------------------------------- ------------ ------------- ----------------------- -------------------- -------------------------

Explanation of Responses:

                                                                        /s/    Nelson Millar                               02/14/02
**Intentional misstatements or omissions of facts constitute Federal   --------------------------------------     -----------------
Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                **Signature of Reporting Person                  Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instructions 6 for procedure.


-------------------------------------------------------------------------------
         To view the actual filing form and general Instructions go to:
              http://www.sec.gov/divisions/corpfin/forms/form5.htm
-------------------------------------------------------------------------------